CERTIFICATE OF CONVERSION

OF

GRAHAM PACKAGING PLASTIC PRODUCTS INC.

TO

GRAHAM PACKAGING PLASTIC PRODUCTS LLC

This Certificate of Conversion to a Limited Liability Company, dated as of December 29, 2017, has been duly executed and is being filed by Graham Packaging Plastic Products Inc., a Delaware corporation (the “Company”), to convert the Company to a Delaware limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act.
1.The Company’s name immediately prior to the filing of this Certificate of Conversion to a Limited Liability Company was Graham Packaging Plastic Products Inc.
2.    The Company filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware and was first incorporated on June 15, 1960 in the State of Delaware, and was incorporated in the State of Delaware immediately prior to the filing of this Certificate of Conversion to a Limited Liability Company.
3.    The name of the Delaware limited liability company into which the Company shall be converted as set forth in its Certificate of Formation is Graham Packaging Plastic Products LLC.
4.    The conversion of the Company to the Delaware limited liability company has been approved in accordance with the provisions of Sections 141(f), 228 and 266 of the General Corporation Law of the State of Delaware.
5.    The conversion of the Company to the Delaware limited liability company shall be effective on December 30, 2017.

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Signature page follows.]
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to a Limited Liability Company this 29th day of December, 2017.
GRAHAM PACKAGING PLASTIC
PRODUCTS INC.

By:    /s/ Tracy Reeves
Tracy Reeves,
Vice President, General Counsel
and Secretary

Step 8b – Certificate of Conversion of GPPP